Exhibit 10.3

Execution Version

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of May 3, 2010, to the Stock Purchase Agreement, dated as of March 31, 2010 (the “Agreement”), by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and The Fairholme Fund, a series of Fairholme Funds, Inc., a Maryland corporation (“The Fairholme Fund”) and Fairholme Focused Income Fund, a series of Fairholme Funds, Inc., a Maryland corporation, (each, together with its permitted nominees and assigns, a “Purchaser”).  All capitalized terms used in this Amendment which are not herein defined shall have the same meanings ascribed to them in the Agreement (as defined herein).

WHEREAS, Section 13.8 of the Agreement provides for the amendment of the Agreement in accordance with the terms set forth therein.

WHEREAS, on May 3, 2010, the Company entered into an amendment to the Pershing Agreement in the form attached hereto as Exhibit A with the Pershing Purchasers;

WHEREAS, on May 3, 2010, the Company entered into an amendment to the Brookfield Agreement in the form attached hereto as Exhibit B with the Brookfield Investor;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements set forth herein, the parties agree as follows:

1.     Amendment of Exhibit A.  Exhibit A to the Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit C to this Amendment.

2.     Amendment of Exhibit B.  Exhibit B to the Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit D to this Amendment.

3.     Amendment of Exhibit G.  Exhibit G to the Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit E to this Amendment.

4.     Amendment of Schedule I.  Schedule I to the Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit F to this Amendment.

5.     Amendment to Section 1.4.  Section 1.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Company Election to Replace Certain Shares; Company Election to Reserve and Repurchase Certain Shares.

(a) In the event that the Company has sold, or has binding commitments to sell on or prior to the Effective Date, Permitted Replacement Shares, the Company may elect by written notice to each Purchaser to reduce the Total Purchase Amount by all or any portion of the number of such Permitted Replacement Shares as the Company may determine in its discretion; provided, that the Total Purchase Amount shall not be less than 190,000,000.  No election by the Company under this Section 1.4(a) shall be effective unless received by each Purchaser on or prior to the date of notice of the time fixed for the hearing to approve the Confirmation Order under Bankruptcy Rule 2002.  Any election by the Company under this Section 1.4(a) shall be binding and irrevocable.

(b)  If the Plan as confirmed provides for the commencement on or about the Effective Date of a broadly distributed public offering of Permitted Replacement Shares on terms and conditions and with one or more underwriters and a plan of distribution, the Company may elect by written notice to each Purchaser on or prior to the date of notice of the time fixed for the hearing to approve the Confirmation Order under Bankruptcy Rule 2002 to specify a number of Shares to be purchased by the Purchasers at Closing as Shares to be subject to repurchase after Closing pursuant to this Section 1.4(b) (the “Reserved Shares”); provided, that the excess of (i) its GGP Pro Rata Share of the Total Purchase Amount minus (ii) the Reserved Shares shall not be less than its GGP Pro Rata Share of 190,000,000.  If the Company elects to designate any Reserved Shares, the Company shall pay to each Purchaser in cash on the Effective Date an amount equal to $0.25 per Reserved Share.  Upon payment of such amount, the Company shall thereafter have the right to elect by written notice to each Purchaser (a “Repurchase Notice”) on or prior to the 25th day after the Effective Date (or, if not a Business Day, the next Business Day) to repurchase from each Purchaser a number of Shares equal to such Purchaser’s GGP Pro Rata Share of the greater of (x) the aggregate amount of Permitted Replacement Capital Shares sold by the Company in such public offering and (y) the Reserved Shares.  The purchase price for any repurchased Shares shall be $10.00 per Share, payable in cash in immediately available funds against delivery of the repurchased Reserved Shares on a settlement date determined by the Company and each Purchaser and not later than the date that is 30 days after the Effective Date. Any Repurchase Notice under this Section 1.4(b) shall, when taken together with this Agreement, constitute a binding offer and acceptance and be irrevocable.”

6.     Amendments to Section 2.1(a).  Section 2.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“On or prior to the Effective Date, the Company shall incorporate GGO with issued and outstanding capital stock consisting of at least the GGO Common Share Amount of shares of common stock (the “GGO Common Stock”), designate an employee of the Company familiar with the Identified Assets and reasonably acceptable to the other Initial Investors to serve as a representative of GGO (the “GGO Representative”) and shall contribute to GGO (directly or indirectly) the assets (and/or equity interests related thereto) set forth in Exhibit E hereto and have GGO assume directly or indirectly the associated liabilities (the “Identified Assets”); provided, however, that to the extent the Company is prohibited by Law from contributing one or more of the Identified Assets to GGO or the contribution thereof would breach or give rise to a default under any Contract, agreement or instrument that would, in the good faith judgment of the Company in consultation with the GGO Representative, impair in any material respect the value of the relevant Identified Asset or give rise to additional liability (other than liability that would not, in the aggregate, be material) on the part of GGO or the Company or a Subsidiary of the Company, the Company shall (i) to the extent not prohibited by Law or would not give rise to such a default, take such action or cause to be taken such other actions in order to place GGO, insofar as reasonably possible, in the same economic position as if such Identified Asset had been transferred as contemplated hereby and so that, insofar as reasonably possible, substantially all the benefits and burdens (including all obligations thereunder but excluding any obligations that arise out of the transfer of the Identified Asset to the extent included in Permitted Claims) relating to such Identified Asset, including possession, use, risk of loss, potential for gain and control of such Identified Asset, are to inure from and after the Closing to GGO (provided that as soon as a consent for the contribution of an Identified Asset is obtained or the contractual impediment is removed or no longer applies, the applicable Identified Asset shall be promptly contributed to GGO), or (ii) to the extent the actions contemplated by clause (i) are not possible without resulting in a material and adverse effect on the Company and its Subsidiaries (as reasonably determined by the Company in consultation with the GGO Representative), contribute other assets, with the separate consent of each Purchaser (which such Purchaser shall not unreasonably withhold, condition or delay), having an economically equivalent value and related financial impact on the Company (in each case, as reasonably agreed by each Purchaser and the Company in consultation with the GGO Representative) to the Identified Asset not so contributed.”

7.     Amendment to Section 2.1(e).  The first sentence of Section 2.1(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“With respect to the Columbia Master Planned Community (the “CMPC”), it is the intention of the parties that office and mall assets currently producing any material amount of income at the CMPC (including any associated right of access to parking spaces) will be retained by the Company and the remaining non-income producing assets at the CMPC will be transferred to GGO (including rights to develop and/or redevelop (as appropriate) the remainder of the CMPC).”

8.     Amendments to Section 5.2.  Section 5.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Warrants, New Warrants and GGO Warrants.  Within one Business Day of the date of the entry of the Approval Order, the Company and the warrant agent shall execute and deliver the warrant and registration rights agreement in the form attached hereto as Exhibit G (with only such changes thereto as may be reasonably requested by the warrant agent and reasonably approved by each Purchaser) (the “Warrant Agreement”) pursuant to which there will be issued to each Purchaser its GGP Pro Rata Share of 42,857,143 warrants (the “Warrants”) each of which, when issued, delivered and vested in accordance with the terms of the Warrant Agreement, will entitle the holder to purchase one (1) share of Common Stock at an initial price of $15.00 per share subject to adjustment as provided in the Warrant Agreement.  The Warrant Agreement shall provide that the Warrants shall vest in accordance with Section 2.2(b) and Schedule A of the Warrant Agreement.  For the avoidance of doubt, Warrants that have not vested may not be exercised.  The Plan shall provide that upon the Effective Date, the Warrants, regardless of whether or not vested, shall be cancelled for no consideration.  The Plan shall also provide that there shall be issued to each Purchaser pro rata in accordance with the number of shares of New Common Stock or GGO Common Stock, as the case may be, purchased, an aggregate of  (i) 42,857,143 fully vested warrants (the “New Warrants”) each of which entitles the holder to purchase one (1) share of New Common Stock at an initial purchase price of $10.50 per share subject to adjustment as provided in the underlying warrant agreement and (ii) 20,000,000 fully vested warrants (the “GGO Warrants”) each of which entitles the holder to purchase one (1) share of GGO Common Stock at a price of $5.00 per share subject to adjustment as provided in the underlying warrant agreement, each in accordance with the terms set forth in a warrant and registration rights agreement with terms substantially similar to the terms set forth in the Warrant Agreement, except that the expiration date for each New Warrant and GGO Warrant shall be the seventh year anniversary of the date on which such warrants are issued.”

9.     Amendment to Section 5.9(a)(i).  The third sentence of Section 5.9(a)(i) of the Agreement is hereby amended to replace “Section 5.9(b)” therein with “Section 5.9(a)(ii)”.

10.   Amendments to Section 5.14.  Section 5.14 of the Agreement is hereby amended by adding at the end thereof the following new paragraph (e):

“(e) Newco (as defined in Exhibit B) will be formed by the Operating Partnership solely for the purpose of engaging in the transactions contemplated by this Agreement, including Exhibit B  and Capital Raising Activities permitted pursuant to this Agreement.  Prior to the Closing, Newco will not engage in any business activity, nor conduct its operations, other than as contemplated by this Agreement (which, for greater certainty, shall include Capital Raising Activities permitted pursuant to this Agreement).”

11.   Amendments to Section 5.16(d).  Section 5.16(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(d)  It is the intention of the parties that any Reserve should not alter the intended allocation of value between GGO and the Company as Claims are resolved over time.  Accordingly, the Plan shall provide that, if a GGO Promissory Note is required to be issued at Closing and there is a Reserve Surplus Amount as of the end of any fiscal quarter prior to the maturity of the GGO Promissory Note, then the principal amount of the GGO Promissory Note shall be reduced, but not below zero, by (i) if and to the extent that such Reserve Surplus Amount as of such date is less than or equal to the Net Debt Surplus Amount, 80% of the Reserve Surplus Amount, and otherwise (ii) 100% of an amount equal to the Reserve Surplus Amount; provided, however, that because this calculation may be undertaken on a periodic basis, for purposes of clauses (i) and (ii), no portion of the Reserve Surplus Amount shall be utilized to reduce the amount of the GGO Promissory Note if it has been previously utilized for such purpose.  In the event that any party requests an equitable adjustment to this formula, the other parties shall consider the request in good faith.”

12.   Amendment to Section 6.4.  Section 6.4 of the Agreement is hereby amended by inserting at the end thereof the following:

“The Plan shall provide that in addition to the covenants provided in the Non-Control Agreement, at the time of an underwritten offering of equity or convertible securities by the Company on or prior to the 30th day after the Effective Date, to the extent reasonably requested in connection with such offering by UBS or any other managing underwriter selected by the Company, each Purchaser and the other members of the Purchaser Group will covenant and agree that it does not currently intend to, and will not, sell, transfer or dispose of (each, a “Transfer”) any Shares for a period of time not to exceed 120 days from the date of completion of the offering without the consent of the representatives of such underwriter; provided, however, that a Purchaser or member of its Purchaser Group may Transfer its Shares in such amounts, and at such times, as Fairholme, as such Purchaser’s or Purchaser Group members’ manager, determines after the Closing Date to be in such Purchaser’s or Purchaser Group members’ best interests in light of its then current circumstances and the laws and regulations applicable to it as a management investment company registered under the Investment Company Act of 1940, as amended, with a policy of qualifying as a “regulated investment company” as defined in Subchapter M of the Internal Revenue Code of 1986, as amended.”

13.   Amendments to Article VI.  Article VI of the Agreement is hereby amended by adding at the end thereof the following new sections:

“SECTION 6.8.  [Intentionally Omitted.]”

“SECTION 6.9.   Additional Backstop.

(a)           If the Company requests the Initial Investors, in writing, at any time prior to fifteen (15) days before the commencement of solicitation of acceptances of the Plan, each Initial Investor agrees that it shall, severally but not jointly and severally, provide or cause a designee to provide its pro rata share of a backstop for new bonds, loans or preferred stock (as determined by the Initial Investor) in an aggregate amount equal to $1,500,000,000 less the Reinstated Amounts, at a market rate and market commitment fees, and otherwise on terms and conditions to be mutually agreed among the Initial Investors and the Company.  The new bonds, loans or preferred stock would require no mandatory interim cash principal payments prior to the third anniversary of issuance (unless funded from committed junior indebtedness or junior preferred stock), and would yield proceeds to the Company on the Closing Date net of OID of at least $1,500,000,000 less the Reinstated Amounts.  Any Initial Investor may at any time designate in writing one or more financial institutions with a corporate investment grade credit rating (from S&P or Moody’s) to make a substantially similar undertaking as that provided herein and, upon the receipt of such an undertaking by the Company in form and substance reasonably satisfactory to the Company, such Initial Investor shall be released from its obligations under its applicable Investment Agreement.

(b)           For the purposes of Section 6.9(a), the “pro rata share” or “pro rata basis” of each Initial Investor shall be determined in accordance with the maximum number of shares of New Common Stock each Initial Investor has committed to purchase at Closing pursuant to its Investment Agreement as of the date hereof, but excluding any shares of New Common Stock the Brookfield Investor or the Pershing Purchasers have committed to purchase pursuant to Section 6.9 of the other Investment Agreements.”

14.   Amendment to Section 7.1(l).  The first sentence of Section 7.1(l) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Registration Rights.  The Company shall have filed with the SEC and the SEC shall have declared effective, as of Closing, to the extent permitted by applicable SEC rules, a shelf registration statement on Form S-1 or Form S-11, as applicable, covering the resale by each Purchaser and member of the Purchaser Group of the Shares, any securities issued pursuant to Section 6.9(a) and the New Common Stock issuable upon exercise of the New Warrants, containing a plan of distribution reasonably satisfactory to each Purchaser.”

15.   Amendment to Section 7.1(n).  Section 7.1(n) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Liquidity.  The Company shall have, on the Effective Date and after giving effect to the use of proceeds from Capital Raising Activities permitted under this Agreement and the issuance of the Shares, and the payment and/or reserve for all allowed and disputed claims under the Plan, transaction fees and other amounts required to be paid in cash or Shares under the Plan as contemplated by the Plan Summary Term Sheet, an aggregate amount of not less than $350,000,000 of Proportionally Consolidated Unrestricted Cash (the “Liquidity Target”) plus, the net proceeds of the Additional Financings and the aggregate principal amount of the Anticipated Debt Paydowns (or such higher number as may be agreed to by each Purchaser and the Company).”

16.   Amendment to Section 7.1(p).  Section 7.1(p) of the Agreement is hereby amended to replace “22,100,000,000” therein with “22,250,000,000”.

17.   Amendment to Section 7.1(q).  Section 7.1(q) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Outstanding Common Stock.  The number of issued and outstanding shares of New Common Stock on a Fully Diluted Basis (including the Shares) shall not exceed the Share Cap Number.  The “Share Cap Number” means 1,104,683,256 plus up to 65,000,000 shares of New Common Stock issued in Liquidity Equity Issuances, plus 42,857,143 shares of New Common Stock issuable upon the exercise of the New Warrants, plus the shares of New Common Stock issuable upon the exercise of those certain warrants issued to the Brookfield Consortium Members pursuant to the Brookfield Agreement and to the Pershing Purchasers pursuant to the Pershing Agreement, plus the number of shares of Common Stock issued as a result of the exercise of employee stock options to purchase Common Stock outstanding on the date hereof, plus, in the event shares of New Common Stock are issued pursuant to Section 6.9(b) of the other Investment Agreements, the difference between (i) the number of shares of New Common Stock issued to existing holders of Common Stock, the Brookfield Investor and the Pershing Purchasers, in each case, pursuant to Section 6.9(b) of the other Investment Agreements minus (ii) 50,000,000 shares of New Common Stock; provided, that if Indebtedness under the Rouse Bonds or the Exchangeable Notes is reinstated under the Plan, or the Company shall have incurred New Debt, or between the date of this Agreement and the Closing Date the Company shall have sold for cash real property assets outside of the ordinary course of business (“Asset Sales”), the Share Cap Number shall be reduced by the quotient (rounded up to the nearest whole number) obtained by dividing (x) the sum of Reinstated Amounts and the net cash proceeds to the Company from Asset Sales in excess of $150,000,000 and the issuance of New Debt by (y) the Per Share Purchase Price.”

18.   Amendment to Section 7.1(r)(vi).  Section 7.1(r)(vi) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(vi) none of the Company or any of its Subsidiaries shall have issued, delivered, granted, sold or disposed of any Equity Securities (other than (A) issuances of shares of Common Stock issued pursuant to, and in accordance with, Section 7.1(u), but subject to Section 7.1(q), (B) pursuant to the Equity Exchange, (C) the issuance of shares pursuant to the exercise of employee stock options issued pursuant to the Company Option Plans, (D) as set forth on Section 7.1(u) of the Company Disclosure Letter), or (E) the issuance of shares to existing holders of Common Stock, the Brookfield Investor and the Pershing Purchasers, in each case, pursuant to Section 6.9(b) of the other Investment Agreements);”

19.   Amendment to Section 7.1(u).  Section 7.1(u) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Issuance or Sale of Common Stock.  Neither the Company nor any of its Subsidiaries shall have issued or sold any shares of Common Stock (or securities, warrants or options that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock) (other than (A) pursuant to the Equity Exchange, (B) the issuance of shares pursuant to the exercise of employee stock options issued pursuant to the Company Option Plans, (C) as set forth on Section 7.1(u) of the Company Disclosure Letter or (D) the issuance of shares to existing holders of Common Stock, the Brookfield Investor and the Pershing Purchasers, in each case, pursuant to Section 6.9(b) of the other Investment Agreements), unless (1) the purchase price (or, in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock, the conversion, exchange or exercise price) shall not be less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation), (2) following such issuance or sale, (x) no Person (other than (i) an Initial Investor and their respective Affiliates pursuant to the Investment Agreements and (ii) any institutional underwriter or initial purchaser acting in an underwriter capacity in an underwritten offering) shall, after giving effect to such issuance or sale, beneficially own more than 10% of the Common Stock of the Company on a Fully Diluted Basis, and (y) no four Persons (other than the Purchasers, members of the Fairholme Purchaser Group, the members of the Pershing Purchaser Group, the Brookfield Consortium Members or the Brookfield Investor) shall, after giving effect to such issuance or sale, beneficially own more than thirty percent (30%) of the Common Stock on a Fully Diluted Basis; provided, that this clause (2) shall not be applicable to any conversion or exchange of claims against the Debtors into New Common Stock pursuant to the Plan; provided, further, that subclause (y) of this clause (2) shall not be applicable with respect to any Person listed on Exhibit N and (3) each Purchaser shall have been offered the right to purchase up to its GGP Pro Rata Share of 15% of such shares of Common Stock (or securities, warrants or options that are convertible into or exchangeable or exercisable for Common Stock) on terms otherwise consistent with Section 5.9 (except the provisions of such Section 5.9 with respect to issuances contemplated by this Section 7.1(u) shall apply from the date of this Agreement) (provided that the right described in this clause

(3) shall not be applicable to the issuance of shares or warrants contemplated by the other Investment Agreements, or any conversion or exchange of debt or other claims into equity in connection with the Plan).”

20.   Amendment to Section 7.1(w).  Section 7.1(w) of the Agreement is hereby amended and restated in its entirety to read as follows:

“GGO Promissory Note.  The GGO Promissory Note, if any, shall have been issued by GGO (or one of its Subsidiaries, provided that the GGO Promissory Note is guaranteed by GGO) in favor of the Operating Partnership.”

21.   Amendment to Section 8.1(m).  Section 8.1(m) of the Agreement is hereby amended and restated in its entirety to read as follows:

“GGO Promissory Note.  The GGO Promissory Note, if any, shall have been issued by GGO (or one of its Subsidiaries, provided that the GGO Promissory Note is guaranteed by GGO) in favor of the Operating Partnership.”

22.   Amendment to Section 11.1(b)(iii).  Section 11.1(b)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“if, from and after the issuance of the Warrants, the Approval Order shall without the prior written consent of each Purchaser, cease to be in full force and effect resulting in the cancellation of any Warrants or a modification of any Warrants, in each case, other than pursuant to their terms, that adversely affects any Purchaser;”

23.   Amendment to Section 11.1(b)(v).  Section 11.1(b)(v) of the Agreement is hereby amended by inserting “, in each case, “ before “(A)”.

24.   Amendment to Section 11.1(b)(vii).  Section 11.1(b)(vii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(vii)  if the Company or any Subsidiary of the Company issues any shares of Common Stock or New Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock or New Common Stock) at a purchase price (or in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock or New Common Stock, the conversion, exchange, exercise or comparable price) of less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation and related expenses) of Common Stock or New Common Stock or converts any claim against any of the Debtors into New Common Stock at a conversion price less than $10.00 per share of Common Stock or New Common Stock (in each case, other than pursuant to (A) the exercise, exchange or conversion of Share Equivalents of the Company existing on the date of this Agreement in accordance with the terms thereof as of the date of this Agreement, (B) the Equity Exchange, (C) the issuance of shares upon the exercise of employee stock options issued pursuant to the Company Option Plans, (D) the issuance of shares as set forth on Section 7.1(u) of the Company Disclosure Letter, or (E) the issuance of shares to existing holders of Common Stock, the Brookfield Investor and the Pershing Purchasers, in each case, pursuant to Section 6.9(b) of the other Investment Agreements;”

25.   Amendment to Section 12.1.  Section 12.1 of the Agreement is hereby amended as follows:

a.     The definition of “Competing Transaction” is hereby amended and restated in its entirety to read as follows:

““Competing Transaction” means, other than the transactions contemplated by this Agreement or the Plan Summary Term Sheet, or by the other Investment Agreements, any offer or proposal relating to (i) a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any direct or indirect purchase or other acquisition by a “person” or “group” of “beneficial ownership” (as used for purposes of Section 13(d) of the Exchange Act) of, or a series of transactions to purchase or acquire, assets representing 30% or more of the consolidated assets or revenues of the Company and its Subsidiaries taken as a whole or 30% or more of the Common Stock of the Company (or securities convertible into or exchangeable or exercisable for 30% or more of the Common Stock of the Company) or (iii) any recapitalization of the Company or the provision of financing to the Company that shall cause any condition in Section 7.1 not to be satisfied, in each case, other than the recapitalization and financing transactions contemplated by this Agreement and the Plan Summary Term Sheet (or the financing provided by the Initial Investors) or that will be effected together with the transactions contemplated hereby.”

b.     The definition of “Essential Assets” is hereby deleted in its entirety.

c.     The definition of “Excess Surplus Amount” is hereby amended and restated in its entirety to read as follows:

““Excess Surplus Amount” means the sum of: (i) if, after giving effect to the application of the Reserve Surplus Amount to reduce the principal amount of the GGO Promissory Note pursuant to Section 5.16(d), any Reserve Surplus Amount remains, (A) if and to the extent that such Reserve Surplus Amount is less than or equal to the Net Debt Surplus Amount, 80% of such remaining Reserve Surplus Amount, and otherwise (B) 100% of the remaining Reserve Surplus Amount; and (ii) (A) if a

GGO Promissory Note is required to be issued at Closing, 80% of the aggregate Offering Premium, if any, less the amount of any reduction in the principal amount of the GGO Promissory Note pursuant to Section 5.16(e) hereof, or (B) if the GGO Promissory Note is not required to be issued at Closing, the sum of (x) 80% of the aggregate Offering Premium and (y) 80% of the excess, if any, of the Net Debt Surplus Amount over the Hughes Amount.”

d.     The definition of “Excluded Claims” is hereby amended and restated in its entirety to read as follows:

““Excluded Claims” means:

(i)  prepetition and postpetition Claims secured by cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens,

(ii)  except with respect to Claims related to GGO or the assets or businesses contributed thereto, prepetition and postpetition Claims for all ordinary course trade payables for goods and services related to the operations of the Company and its Subsidiaries (including, without limitation, ordinary course obligations to tenants, anchors, vendors, customers, utility providers or forward contract counterparties related to utility services, employee payroll, commissions, bonuses and benefits (but excluding the Key Employee Incentive Plan approved by the Bankruptcy Court pursuant to an order entered on October 15, 2009 at docket no. 3126), insurance premiums, insurance deductibles, self insured amounts and other obligations that are accounted for, consistent with past practice prior to the Petition Date, as trade payables); provided, however, that Claims or expenses related to the administration and conduct of the Bankruptcy Cases (such as professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of the Company’s and its Subsidiaries’ Bankruptcy Cases and other expenses, fees and commissions related to the reorganization and recapitalization of the Company pursuant to the Plan, including related to the Investment Agreements, the issuance of the New Debt, Liquidity Equity Issuances and any other equity issuances contemplated by this Agreement and the Plan) shall not be Excluded Claims,

(iii)  except with respect to Claims related to GGO or the assets or businesses contributed thereto, Claims and liabilities arising from the litigation or potential litigation matters set forth in that certain Interim Litigation Report of the Company dated March 29, 2010 and the Company’s litigation audit response to Deloitte & Touche dated February 25, 2010, both have been made available to each Purchaser prior to close of business on March 29, 2010 and other Claims and liabilities arising from ordinary course litigation or potential litigation that was not included in such schedule solely because the amount of estimated or asserted liabilities or Claims did not meet the threshold amount used for the preparation of such schedule, in each case, to the extent that such Claims and liabilities have not been paid and satisfied as of the Effective Date, are continuing following the Effective Date, excluding the Hughes Heirs Obligations,

(iv)  except with respect to Claims related to GGO or the assets or businesses contributed thereto, all tenant, anchor and vendor Claims required to be cured pursuant to section 365 of the Bankruptcy Code, in connection with the assumption of an executory contract or unexpired lease under the Plan,

(v)  any deficiency, guaranty or other similar Claims associated with the Special Consideration Properties (as such term is defined in the plans of reorganization for the applicable Confirmed Debtors),

(vi)  the MPC Tax Reserve,

(vii)  surety bond Claims relating to Claims of the type identified in clauses (i) through (vi) of this definition,

(viii) GGO Setup Costs (other than professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of the Company’s and its Subsidiaries’ Bankruptcy Cases), and

(ix)  any liabilities assumed by GGO and paid on the Effective Date by GGO or to be paid after the Effective Date by GGO (for avoidance of doubt, this includes any Claims that, absent assumption of the liability by GGO, would be a Permitted Claim).”

e.     The definition of “GGO Promissory Note” is hereby amended and restated in its entirety to read as follows:

““GGO Promissory Note” means an unsecured promissory note payable by GGO (or one of its Subsidiaries, provided that the GGO Promissory Note is guaranteed by GGO) in favor of the Operating Partnership in the aggregate principal amount of the GGO Note Amount, as adjusted pursuant to Section 5.16(d), Section 5.16(e)

and Section 5.16(g), (i) bearing interest at a rate equal to the lower of (x) 7.5% per annum and (y) the weighted average effective rate of interest payable (after giving effect to the payment of any underwriting and all other discounts, fees and any other compensation) on each series of New Debt issued in connection with the Plan and (ii) maturing on the fifth anniversary of the Closing Date (or if such date is not a Business Day, the next immediately following Business Day), and (iii) including prohibitions on dividends and distributions, no financial covenants and such other customary terms and conditions as reasonably agreed to by each Purchaser and the Company.”

f.      The definition of “Permitted Claims” is hereby amended and restated in its entirety to read as follows:

““Permitted Claims” means, as of the Effective Date, other than Excluded Claims, (a) all Claims against the Debtors covered by the Plan (the “Plan Debtors”) that are classified in those certain classes of Claims described in Sections II B through E, G and P in the Plan Summary Term Sheet (the “PMA Claims”), (b) all Claims or other amounts required to be paid pursuant to the Plan to indenture trustees or similar servicing or administrative agents, with respect to administrative fees incurred by or reimbursement obligations owed to such indenture trustees or similar servicing or administrative agents in their capacity as such under the Corporate Level Debt documents, (c) any claims of a similar type as the PMA Claims that are or have been asserted against affiliates of the Plan Debtors that are or were debtors in the Bankruptcy Cases and for which a plan of reorganization has already been consummated (the “Confirmed Debtors”), and (d) surety bond Claims relating to the types of Claims identified in clauses (a) through (c) of this definition.”

g.     The definition of “Permitted Claims Amount” is hereby amended and restated in its entirety to read as follows:

““Permitted Claims Amount” means, as of the Effective Date, an amount equal to the sum of, without duplication, (a) the aggregate amount of accrued and unpaid Permitted Claims that have been allowed (by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date, plus (b) the aggregate amount of the reserve to be established under the Plan with respect to accrued and unpaid Permitted Claims that have not been allowed or disallowed (in each case by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date, with such aggregate amount to be determined by the Bankruptcy Court in the Confirmation Order or such other order as may be entered by the Bankruptcy Court on or prior to the Effective Date (the “Reserve”), plus (c) the aggregate amount of the GGO Setup Costs (other than professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of the Company’s and its Subsidiaries’ Bankruptcy Cases) as of the Effective Date; provided, however, that there shall be no duplication with any amounts otherwise included in Closing Date Net Debt.”

h.     The definition of “Proportionally Consolidated Debt” is hereby amended and restated in its entirety to read as follows:

““Proportionally Consolidated Debt” means consolidated Debt of the Company less (1) all Debt of Subsidiaries of the Company that are not wholly-owned and other Persons in which the Company, directly or indirectly, holds a minority interest, to the extent such Debt is included in consolidated Debt, plus (2) the Company’s share of Debt for each non-wholly owned Subsidiary of the Company and each other Persons in which the Company, directly or indirectly, holds a minority interest based on the company’s pro-rata economic interest in each such Subsidiary or Person or, to the extent to which the Company is directly or indirectly (through one or more Subsidiaries or Persons) liable for a percent of such Debt that is greater than such pro-rata economic interest in such Subsidiary or Person, such larger amount; provided, however, for purposes of calculating Proportionally Consolidated Debt, the Debt of the Brazilian Entities shall be deemed to be $110,437,781.”

i.      The definition of “Reserve Surplus Amount” is hereby amended and restated in its entirety to read as follows:

““Reserve Surplus Amount” means, as of any date of determination, (x) the Reserve minus (y) the aggregate amount paid with respect to Permitted Claims through such date of determination to the extent such Permitted Claims were included in the calculation of the Reserve minus (z) any amount included in the Reserve with respect to Permitted Claims that the Company Board, based on the exercise of its business judgment and information available to the Company Board as of the date of determination, considers necessary to maintain as a reserve against Permitted Claims yet to be paid.”

26.   Amendment to Section 13.10.  Section 13.10 of the Agreement is hereby amended by adding at the end thereof the following new sentence:

“If a transaction results in any adjustment to the exercise price for and number of Shares underlying the Warrants pursuant to Article 5 of the Warrant Agreement, the exercise price for and number of shares underlying each of the New Warrants and GGO Warrants described in Section 5.2 of this Agreement shall be adjusted for that transaction in the same manner.”

27.   No Further Amendment.  Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

28.   Effect of Amendment.  This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

29.   Governing Law; Venue. THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND BOTH PARTIES WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.

30.   Counterparts. This Amendment may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

31.   Construction.

a.     Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Agreement.

b.     Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Agreement as amended by this Amendment.  Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to March 31, 2010, references to “the date hereof” and “the date of this Agreement” shall continue to refer to March 31, 2010.

c.     The headings in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

32.   Bankruptcy Matters. For the avoidance of doubt, all obligations of the Company and its Subsidiaries in this Amendment are subject to and conditioned upon entry of the Approval Order or the Confirmation Order as provided for in Section 13.12 of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Thomas H. Nolan Jr.
Name: Thomas H. Nolan Jr.
Title: President & COO

FAIRHOLME FUNDS, INC.
On behalf of its series The Fairholme Fund

By:	/s/ Bruce R. Berkowitz
Name: Bruce R. Berkowitz
Title: President

FAIRHOLME FUNDS, INC.
On behalf of its series Fairholme Focused Income Fund

By:	/s/ Bruce R. Berkowitz
Name: Bruce R. Berkowitz
Title: President

[SIGNATURE PAGE TO AMENDMENT NO. 1]